Exhibit 4.2

ALLERGAN, INC.

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION,

Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of September 14, 2010

$650,000,000 3.375% Notes due 2020

TABLE OF CONTENTS

PAGE

ARTICLE 1 SCOPE OF FIRST SUPPLEMENTAL INDENTURE
Section 1.01. Scope	2

ARTICLE 2
DEFINITIONS

Section 2.01. Definitions	2

ARTICLE 3
FORM AND TERMS OF THE NOTES

Section 3.01. Form and Dating	4
Section 3.02. Terms of the Notes	5

ARTICLE 4
OPTIONAL REDEMPTION

Section 4.01. Optional Redemption	6

ARTICLE 5
ADDITIONAL COVENANTS

Section 5.01. Limitation on Liens	6
Section 5.02. Limitation on Sale and Leasebacks	7
Section 5.03. Further Instruments and Acts	8
Section 5.04. Maintenance of Properties	8
Section 5.05. Payment of Taxes and Other Claims	8
Section 5.06. Waiver of Covenants	9

ARTICLE 6
AMENDMENTS

Section 6.01. Amendments to Section 501 of the Indenture	9
Section 6.02. Amendments to Section 502 of the Indenture	10
Section 6.03. Amendments to Section 507 of the Indenture	10
Section 6.04. Amendments to Section 704 of the Indenture	11
Section 6.05. Amendments to Section 801 of the Indenture	11
Section 6.06. Amendments to Section 901 of the Indenture	12
Section 6.07. Amendments to Section 902 of the Indenture	12

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FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of September 14, 2010, between Allergan, Inc., a corporation existing under the laws of the State of Delaware, with offices at 2525 Dupont Drive, Irvine, California 92612 (the “Company”), and Wells Fargo Bank, National Association, a national banking association, duly organized and validly existing under the laws of the United States of America, having its corporate trust office at 707 Wilshire Blvd, 17th Floor, Los Angeles, California 90017, Attention: Corporate Trust Department, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company and the Trustee executed and delivered an Indenture, dated as of September 14, 2010 (the “Indenture”), to provide for the issuance by the Company from time to time of its debentures, notes or other evidences of Indebtedness (hereinafter called the “Securities”), unlimited as to principal amount, to bear such rates of interest, to mature at such time or times, to be issued in one or more series and to have such other provisions as provided in the Indenture;

WHEREAS, the issuance and sale of $650,000,000 aggregate principal amount of a new series of the Securities of the Company designated as its 3.375% Notes due 2020 (the “Notes”) have been authorized by resolutions adopted by the Board of Directors of the Company;

WHEREAS, the Company desires to issue and sell $650,000,000 aggregate principal amount of the Notes as of the date hereof;

WHEREAS, Section 901 of the Indenture provides that the Company (when authorized by or pursuant to a Board Resolution) and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture, without the consent of any Holders of Securities, to, among other things, establish the form or terms of Securities of any series as permitted by Section 201 and Section 301 of the Indenture;

WHEREAS, the Company desires to establish the form and terms of the Notes pursuant to this First Supplemental Indenture;

WHEREAS, all things necessary to make this First Supplemental Indenture a valid and legally binding agreement of the Company and a valid and legally binding supplement to the Indenture, in accordance with its terms and the terms of the Indenture, have been completed;

WHEREAS, the Company has complied with all conditions precedent provided for in the Indenture relating to this First Supplemental Indenture; and

WHEREAS, the Company has requested that the Trustee execute and deliver this First Supplemental Indenture.

NOW, THEREFORE:

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, the Company and the Trustee covenant and agree, for the equal and proportionate benefit of the Holders of the Notes, as follows:

ARTICLE 1

SCOPE OF FIRST SUPPLEMENTAL INDENTURE

Section 1.01. Scope. This First Supplemental Indenture constitutes an integral part of the Indenture and shall be read together with the Indenture as though all the provisions thereof are contained in one instrument. Except as expressly amended by this First Supplemental Indenture, the terms and provisions of the Indenture shall remain in full force and effect.

ARTICLE 2

DEFINITIONS

Section 2.01. Definitions. For purposes of this First Supplemental Indenture, Section 101 of the Indenture shall be amended, with respect to the Notes only, by adding the following capitalized terms, which shall have the following meanings:

“Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a Maturity comparable to the remaining term of the Notes to be redeemed, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable Maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date, the Reference Treasury Dealer Quotations for that Redemption Date.

“Consolidated Tangible Net Assets” means the total of the Net Tangible Assets of the Company and its consolidated Subsidiaries, included in their financial statements prepared on a consolidated basis in accordance with generally accepted accounting principles, after eliminating all intercompany items.

“Funded Debt” means all Indebtedness maturing one year or more from the date of the creation thereof, all Indebtedness directly or indirectly renewable or extendable, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the creation thereof, and all Indebtedness under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

“Net Tangible Assets” of any Person means the total of all assets properly appearing on a balance sheet of such Person prepared in accordance with generally accepted accounting principles, after deducting from such total, without duplication of deductions, (a) all current liabilities of such Person under generally accepted accounting principles, (b) that portion of the book amount of all such assets which would be treated as intangibles under generally accepted accounting principles, including, without limitation, all such items as good will, trademarks, trade names, brands, copyrights, patents, licenses and rights with respect to the foregoing and unamortized debt discount and expense; and (c) the amount, if any, at which any stock of such Person appears on the asset side of such balance sheet.

“Reference Treasury Dealer” means Banc of America Securities LLC and Goldman, Sachs & Co. and any successor firm; provided that, if any of Banc of America Securities LLC or Goldman, Sachs & Co. ceases to be a primary U.S. Government securities dealer, the Company will substitute another nationally recognized investment banking firm that is a primary U.S. Government securities dealer.

“Reference Treasury Dealer Quotations” means, with respect to the Reference Treasury Dealer and any Redemption Date, the average, as determined by an independent investment bank appointed by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by the Reference Treasury Dealer at 3:30 p.m., New York City time, on the third Business Day preceding that Redemption Date.

“Remaining Scheduled Payments” means the remaining scheduled payments of principal of and interest on the Notes that would be due after the related Redemption Date but for that redemption. If that Redemption Date is not an Interest Payment Date, the amount of the next succeeding scheduled interest payment on the Notes will be reduced by the amount of interest accrued on the Notes to such Redemption Date.

“Restricted Property” means (a) any manufacturing facility, or portion thereof, owned or leased by the Company or any Subsidiary and located within the continental United States, which, in the opinion of the Board of Directors, is of material importance to the business of the Company and its Subsidiaries taken as a whole, but no such manufacturing facility, or portion thereof, shall be deemed of material importance if its gross book value (before deducting accumulated depreciation) is less than 2% of Consolidated Tangible Net Assets, or (b) any shares of capital stock of any Subsidiary owning any such manufacturing facility.

As used in this definition, “manufacturing facility” means property, plant and equipment used for actual manufacturing such as quality assurance, engineering, maintenance, staging area for work in process materials, employees’ eating and comfort facilities and manufacturing administration, and it excludes sales offices, research facilities and facilities used only for warehousing or general administration.

“Sale and Leaseback Transaction” means any arrangement with any Person pursuant to which the Company or any Subsidiary leases any Restricted Property that has been or is to be sold or transferred by the Company or the Subsidiary to such Person, other than (1) temporary leases for a term, including renewals at the option of the lessee, of not more than three years, (2) leases between the Company and a Subsidiary or between Subsidiaries, (3) leases of a Restricted Property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the Restricted Property, and (4) arrangements pursuant to any provision of law with an effect similar to the former Section 168(f)(8) of the Internal Revenue Code of 1954.

“Treasury Rate” means, with respect to any Redemption Date for the Notes, the rate per annum equal to the semiannual equivalent yield to Maturity (computed as of the third Business Day immediately preceding that Redemption Date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that Redemption Date.

“Value” means, with respect to a Sale and Leaseback Transaction, an amount equal to the present value of the lease payments with respect to the term of the lease remaining on the date as of which the amount is being determined, without regard to any renewal or extension options contained in the lease, discounted at the weighted average interest rate on the Notes which are outstanding on the effective date of such Sale and Leaseback Transaction and which have the benefit of Section 5.02 of this First Supplemental Indenture.

ARTICLE 3

FORM AND TERMS OF THE NOTES

Section 3.01. Form and Dating.

(a) The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A attached hereto, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by or pursuant to the Indenture or this First Supplemental Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may, consistently herewith, be determined by the officers executing such Notes as evidenced by their execution thereof. The Notes shall be executed on behalf of the Company by any one of the Chairman of the Board of Directors, the Vice Chairman of the Board of Directors, the Chief Executive Officer, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary or an Assistant Secretary and delivered to the Trustee. The signature of any of these officers on the Notes may be manual or facsimile. The Notes shall be dated the date of its authentication. The Notes and any beneficial interest in the Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(b) The terms and notations contained in the Notes shall constitute, and are hereby expressly made, a part of the Indenture as supplemented by this First Supplemental Indenture and the Company and the Trustee, by their execution and delivery of this First Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

Section 3.02. Terms of the Notes. The following terms relating to the Notes are hereby established:

(a) Title. The Notes shall constitute a series of Securities having the title “3.375% Notes due 2020.”

(b) Principal Amount. The aggregate principal amount of the Notes that may be authenticated and delivered under the Indenture, as amended hereby, shall be $650,000,000. The Company may, without notice to or consent of the Holders or beneficial owners of the Notes, issue additional Notes having the same ranking, interest rate, Maturity and the same terms as to status, redemption or otherwise, as the Notes, provided that any such additional Notes shall be fungible with the original Notes for U.S. federal income tax purposes. Any such additional Notes issued will be considered part of the same series of Securities under the Indenture as the Notes.

(c) Global Securities. The Notes will be issuable in the form of one or more permanent global Securities and the Depositary for such global Security will be The Depository Trust Company.

(d) Maturity Date. The entire outstanding principal of the Notes shall be payable on September 15, 2020.

(e) Interest Rate. The rate at which the Notes shall bear interest shall be 3.375% per annum; the date from which interest shall accrue on the Notes shall be September 14, 2010, or the most recent Interest Payment Date to which interest has been paid or duly provided for; the Interest Payment Dates for the Notes shall be March 15 and September 15 of each year, beginning March 15, 2011; the interest so payable and punctually paid or duly provided for, on any Interest Payment Date, will be paid to the Person in whose name the Notes are registered as of the close of business on the Regular Record Date for such interest, which shall be March 1 or September 1, as the case may be, preceding such Interest Payment Date.

ARTICLE 4

OPTIONAL REDEMPTION

Section 4.01. Optional Redemption. The Notes shall not be redeemable at the option of any Holder thereof, whether upon the occurrence of any particular circumstances or otherwise. The Notes will be redeemable, as a whole or in part, at the option of the Company, at any time or from time to time, at a Redemption Price equal to the greater of (a) 100% of the principal amount of the Notes to be redeemed and (b) the sum of the present values of the Remaining Scheduled Payments on such Notes discounted to the Redemption Date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of the applicable Treasury Rate plus 15 basis points. Accrued and unpaid interest will be paid to the Redemption Date. No Notes of a principal amount of $2,000 or less shall be redeemed in part.

ARTICLE 5

ADDITIONAL COVENANTS

Section 5.01. Limitation on Liens. The Company shall not create, assume or suffer to exist any Lien upon Restricted Property to secure any Indebtedness of the Company, any Subsidiary or any other Person, or permit any Subsidiary so to do, without making effective provision whereby the Notes then outstanding and having the benefit of this Section 5.01 shall be secured by the Lien equally and ratably with such Indebtedness for so long as such Indebtedness shall be so secured, except that the foregoing shall not prevent the Company or any Subsidiary from creating, assuming or suffering to exist Liens of the following character:

(1) any Lien existing on the date hereof;

(2) any Lien existing on property owned or leased by a Corporation at the time it becomes a Subsidiary;

(3) any Lien existing on property at the time of the acquisition thereof by the Company or a Subsidiary;

(4) any Lien to secure any Indebtedness incurred prior to, at the time of, or within 12 months after the acquisition of Restricted Property for the purpose of financing all or any part of the purchase price thereof and any Lien to the extent that it secures Indebtedness which is in excess of such purchase price and for the payment of which recourse may be had only against such Restricted Property;

(5) any Lien to secure any Indebtedness incurred prior to, at the time of, or within 12 months after the completion of the construction and commencement of commercial operation, alteration, repair or improvement of Restricted Property for the purpose of financing all or any part of the cost thereof and any Lien to the extent that it secures Indebtedness which is in excess of such cost and for the payment of which recourse may be had only against such Restricted Property;

(6) any Lien securing Indebtedness of a Subsidiary owing to the Company or to another Subsidiary;

(7) any Lien in favor of the United States or any state thereof or any other country, or any agency, instrumentality or political subdivision or any of the foregoing, to secure partial, progress, advance or other payments or performance pursuant to the provisions of any contract or statute, or any Liens securing industrial development, pollution control, or similar revenue bonds;

(8) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in clauses (1) through (7) above, so long as the principal amount of the Indebtedness secured thereby does not exceed the principal amount of Indebtedness so secured at the time of the extension, renewal or replacement (except that, where an additional principal amount of Indebtedness is incurred to provide funds for the completion of a specific project, the additional principal amount, and any related financing costs, may be secured by the Lien as well) and the Lien is limited to the same property subject to the Lien so extended, renewed or replaced (plus improvements on the property); and

(9) any Lien not permitted by clauses (1) through (8) above securing Indebtedness which, together with the aggregate outstanding principal amount of all other Indebtedness of the Company and its Subsidiaries owning Restricted Property which would otherwise be subject to the foregoing restrictions and the aggregate Value of existing Sale and Leaseback Transactions which would be subject to the restrictions of Section 5.02 of this First Supplemental Indenture but for this clause (9), does not at any time exceed 10% of Consolidated Tangible Net Assets.

Section 5.02. Limitation on Sale and Leasebacks. The Company shall not enter into any Sale and Leaseback Transaction, nor permit any Subsidiary owning Restricted Property so to do, unless either:

(1) the Company or such Subsidiary would be entitled to incur Indebtedness, in a principal amount at least equal to the Value of such Sale and Leaseback Transaction, which is secured by Liens on the property to be leased (without equally and ratably securing the outstanding Notes having the benefit of Section 5.01 of this First Supplemental Indenture) because such Liens would be of such character that no violation of any of the provisions of Section 5.01 of this First Supplemental Indenture would result, or

(2) the Company during the six months immediately following the effective date of such Sale and Leaseback Transaction causes to be applied to (A) the acquisition of Restricted Property or (B) the voluntary retirement of Funded Debt (whether by redemption, defeasance, repurchase, or otherwise) an amount equal to the lesser of (i) the net proceeds of the sale of the Restricted Property leased pursuant to such Sale and Leaseback Transaction or the fair value of the Restricted Property so leased (whichever amount is greater) or (ii) the Value of such Sale and Leaseback Transaction.

Section 5.03. Further Instruments and Acts. Upon request of the Trustee, the Company will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of this First Supplemental Indenture.

Section 5.04. Maintenance of Properties. The Company will cause all properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section 5.04 shall prevent the Company from discontinuing the operation or maintenance or both of any of such properties if such discontinuance is, in the judgment of the Company, desirable in the conduct of its business or the business of any Subsidiary and not adverse in any material respect to the Holders.

Section 5.05. Payment of Taxes and Other Claims. The Company will or will cause a Subsidiary to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all taxes, assessments and governmental charges levied or imposed upon the Company or any Subsidiary or upon the income, profits or property of the Company or any Subsidiary, and (b) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any Subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings or if the Company shall determine that the payment thereof is not desirable in the conduct of its business or the business of any subsidiary and that the nonpayment thereof is not disadvantageous in any material respect to the Holders.

Section 5.06. Waiver of Covenants. The Company may omit in any particular instance to comply with any covenant or condition set forth in Sections 5.01, 5.02, 5.04, 5.05 and 5.06 of this First Supplemental Indenture and Section 1005 of the Indenture with respect to the Notes if before or after the time for such compliance the Holders of at least a majority in principal amount of the outstanding Notes (including additional Notes, if any) shall either waive such compliance in such instance or generally waive compliance with such covenant or condition, but no such waiver shall extend to or affect such covenant or condition except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of the Company and the duties of the Trustee in respect of any such covenant or condition shall remain in full force and effect.

ARTICLE 6

AMENDMENTS

Section 6.01. Amendments to Section 501 of the Indenture. Section 501 of the Indenture is hereby amended with respect to the Notes only by:

(a) deleting existing subsection (3) thereof in its entirety and replacing it with “[intentionally left blank];”

(b) deleting existing subsection (4) thereof in its entirety and replacing it with the following:

“(4) default in the performance, or breach, of any covenant or warranty of the Company in this Indenture or the Securities (other than a covenant or warranty, a default in the performance or the breach of which is elsewhere in this Section 501 specifically dealt with or which has been expressly included in this Indenture solely for the benefit of a series of Securities other than such series), and continuance of the default or breach for a period of 90 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of not less than 25% in principal amount of the Outstanding Securities of such series, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a “Notice of Default” under Section 603;”

(c) deleting the word “or” at the end of existing subsection (6) thereof, inserting the following as new subsection (7) thereof immediately after existing subsection (6) thereof and replacing the number “7” at the beginning of existing subsection (7) thereof with the number “8”:

“(7) an event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness of the Company or any Subsidiary for borrowed money with a principal amount in excess of $100,000,000 (other than nonrecourse obligations), whether such Indebtedness now exists or shall hereafter be created, occurs and results in an amount of such Indebtedness in excess of $100,000,000 becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such acceleration shall not be rescinded or annulled, or such Indebtedness shall not have been discharged, within a period of 30 days after there shall have been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Securities of such series (including additional Securities, if any), a written notice specifying such event of default and requiring the Company to cause such acceleration to be rescinded or annulled or to cause such Indebtedness to be discharged and stating that such notice is a “Notice of Default” under Section 603. If any event of default or acceleration referred to in this Section 501(7) shall cease or be cured, waived, rescinded or annulled, then the Event of Default by reason thereof shall be deemed not to have occurred; or”

Section 6.02. Amendments to Section 502 of the Indenture. Section 502 of the Indenture is hereby amended with respect to the Notes only by deleting the existing first paragraph thereof in its entirety and replacing it with the following:

“If an Event of Default with respect to Securities of any series at the time Outstanding (other than an Event of Default specified in clause (5) or (6) of Section 501) occurs and is continuing, then the Trustee may, and at the direction of the Holders of not less than 25% in principal amount of the Outstanding Securities of such series shall declare the principal of all the Securities of such series, or such lesser amount as may be provided for in the Securities of such series, to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the Holders), and upon any declaration the principal or such lesser amount shall become immediately due and payable. If an Event of Default specified in clause (5) or (6) of Section 501 above occurs, all unpaid principal of and accrued interest on the Outstanding Securities of that series (or such lesser amount as may be provided for in the Securities of such series) shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of any Security of such series.”

Section 6.03. Amendments to Section 507 of the Indenture. Section 507 of the Indenture is hereby amended with respect to the Notes only by deleting existing subsection (2) thereof in its entirety and replacing it with the following:

“(2) the Holders of not less than 25% in principal amount of the Outstanding Securities of such series shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee hereunder;”

Section 6.04. Amendments to Section 704 of the Indenture. Section 704 of the Indenture is hereby amended with respect to the Notes only by deleting existing subsection (1) thereof in its entirety and replacing it with the following:

“(1) file with the Trustee, within 15 days after it files such annual and quarterly reports, information, documents and other reports with the Commission, copies of its annual report and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act and the Company also shall comply with the other provisions of TIA Section 314(a);”

Section 6.05. Amendments to Section 801 of the Indenture. Section 801 of the Indenture is hereby amended with respect to the Notes only by deleting existing Section 801 thereof in its entirety and replacing it with the following:

“The Company shall not consolidate with or merge with or into any other Person or convey, transfer or lease all or substantially all of its properties and assets to any Person, unless:

(a) Either (1) the Company shall be the continuing Corporation or (2) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance, transfer or lease the properties and assets of the Company substantially as an entirety (i) shall be a Corporation organized and validly existing under the laws of (x) the United States, any state thereof or the District of Columbia, (y) any member country of the European Union, or (z) any other country if the organization and existence of the Person formed by such consolidation in such country does not impair the rights of Holders, and (ii) shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the obligations of the Company under the Outstanding Securities of such series and this Indenture; and

(b) immediately after giving effect to such transaction, no event which, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise) of the properties and assets of one or more Subsidiaries of the Company (other than to the Company or another Subsidiary of the Company), which, if such assets were owned by the Company, would constitute all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.”

Section 6.06. Amendments to Section 901 of the Indenture. Section 901 of the Indenture is hereby amended with respect to the Notes only by:

(a) deleting existing subsection (5) thereof in its entirety and replacing it with the following:

“(5) to cure any ambiguity or to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Indenture which shall not adversely affect the interests of the Holders of Securities of any series then Outstanding in any respect; or”

(b) deleting existing subsection (8) thereof in its entirety and replacing it with the following:

“(8) to supplement any of the provisions of this Indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any series of Securities pursuant to Article Four, provided that any such action shall not adversely affect the interests of any Holder of an Outstanding Security of such series or any other Security in any respect; or”

(c) deleting existing subsection (9) thereof in its entirety and replacing it with “[intentionally left blank];

(d) deleting existing subsection (10) thereof in its entirety and replacing it with the following:

“(10) to amend or supplement any provision contained herein or in any supplemental indenture, provided that no such amendment or supplement shall adversely affect the interests of the Holders of any Securities then Outstanding; or”

Section 6.07. Amendments to Section 902 of the Indenture. Section 902 of the Indenture is hereby amended with respect to the Notes only by replacing the comma and the word “or” at the end of existing subsection (3) thereof with a period and deleting existing subsection (4) thereof in its entirety.

Section 6.08. Amendments to Section 1006 of the Indenture. Section 1006 of the Indenture is hereby amended with respect to the Notes only by deleting existing Section 1006 thereof in its entirety and replacing it with the following:

“The Company shall deliver to the Trustee within 120 days after the end of each fiscal year of the Company an Officer’s Certificate, one of the signatures of which shall be that of the Company’s principal executive, financial or accounting officer, stating whether or not such officers know of any event which is, or after notice or passage of time or both would be, an Event of Default that occurred during such period. If they do, such Officer’s Certificate shall describe such event and its status.”

ARTICLE 7

MISCELLANEOUS

Section 7.01. Trust Indenture Act Controls. If any provision of this First Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this First Supplemental Indenture by the TIA, the provision required by the TIA shall control.

Section 7.02. Governing Law. This First Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in said state.

Section 7.03. Counterparts. This First Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

Section 7.04. Separability Clause. In case any provision in this First Supplemental Indenture or the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 7.05. Ratification. The Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed. The Indenture and this First Supplemental Indenture shall be read, taken and construed as one and the same instrument. All provisions included in this First Supplemental Indenture supersede any conflicting provisions included in the Indenture unless not permitted by law.

Section 7.06. Effectiveness. The provisions of this First Supplemental Indenture shall become effective as of the date hereof.

Section 7.07. Trustee Not Responsible for Recitals or Issuance of Notes. The recitals contained herein and in the Notes, except the Trustee’s certificate of authentication, shall be taken as the statements of the Company, and neither the Trustee nor any Authenticating Agent assumes any responsibility for their correctness. The Trustee makes no representations as to the validity, sufficiency or priority of this First Supplemental Indenture or of the Notes. Neither the Trustee nor any Authenticating Agent shall be accountable for the use or application by the Company of the Notes or the proceeds thereof. Except with respect to the authentication of Notes pursuant to Section 303 of the Indenture, the Trustee shall not be responsible for the legality or the validity of this First Supplemental Indenture or any Notes issued or to be issued hereunder.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

ALLERGAN, INC.

By:		/s/ Jeffrey L. Edwards
	Name:	Jeffrey L. Edwards
	Title:	Executive Vice President, Finance and Business Development, Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:		/s/ Maddy Hall
	Name:	Maddy Hall
	Title:	Vice President

[Signature Page to First Supplemental Indenture]

EXHIBIT A

FORM OF 3.375% NOTE DUE 2020

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE THEREOF. THIS NOTE MAY NOT BE TRANSFERRED TO, OR REGISTERED OR EXCHANGED FOR NOTES REGISTERED IN THE NAME OF, ANY PERSON OTHER THAN THE DEPOSITARY OR A NOMINEE THEREOF AND NO SUCH TRANSFER MAY BE REGISTERED, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE. EVERY NOTE AUTHENTICATED AND DELIVERED UPON REGISTRATION OF TRANSFER OF, OR IN EXCHANGE FOR OR IN LIEU OF, THIS NOTE SHALL BE A GLOBAL SECURITY SUBJECT TO THE FOREGOING, EXCEPT IN SUCH LIMITED CIRCUMSTANCES.

ALLERGAN, INC.

3.375% Note due 2020

No.:	CUSIP No.: 018490 AN2

Allergan, Inc., a corporation existing under the laws of the State of Delaware (herein called the “Company”, which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of $             on September 15, 2020, unless earlier redeemed as herein provided, and to pay interest thereon from September 14, 2010 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semiannually on March 15 and September 15 in each year, commencing March 15, 2011, at the rate of 3.375% per annum, until the principal hereof is paid or made available for payment. The interest so payable and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note is registered as of the close of business on the Regular Record Date for such interest, which shall be March 1 or September 1, as the case may be, preceding such Interest Payment Date.

Reference is made to the further provisions of this Note set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as if set forth at this place.

This Note shall not be entitled to any benefit under the Indenture referred to on the reverse hereof or be valid or obligatory for any purpose until the certificate of authentication hereon shall have been executed by or on behalf of the Trustee.

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by one of its duly authorized officers.

Dated: September 14, 2010

Allergan, Inc.

By:
	Name:	Jeffrey L. Edwards
	Title:	Executive Vice President, Finance and Business Development, Chief Financial Officer

[Signature Page to 3.375% Note due 2020]

CERTIFICATE OF AUTHENTICATION

This is one of the Notes described in the within-mentioned Indenture.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Dated: September 14, 2010

[Signature Page to 3.375% Note due 2020]

[Reverse Side of Note]

3.375% Note due 2020

This Note is one of the duly authorized debentures, notes or other evidences of Indebtedness (herein called the “Securities”) of the Company (herein called the “Notes”) issued and to be issued in one or more series under an Indenture dated as of September 14, 2010 (the “Base Indenture”), as amended by a First Supplemental Indenture dated as of September 14, 2010 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and Wells Fargo Bank, National Association, a national banking association (herein called the “Trustee,” which term includes any successor trustee under the Indenture with respect to the series of Notes represented hereby), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is a global Note representing the Company’s 3.375% Notes due 2020 in the aggregate principal amount of $            . The Notes are issuable only in fully registered form without coupons, in minimum denominations of $2,000 with integral multiples of $1,000 in excess thereof.

The amount of interest payable on any Interest Payment Date shall be computed on the basis of a 360-day year consisting of twelve 30-day months. If the date of Maturity or an Interest Payment Date falls on a day that is not a Business Day, the related payment of principal or interest will be made on the next succeeding Business Day as if made on the date the payment was due. No interest will accrue on such payment for the period from and after such Interest Payment Date to the date of such payment on the next succeeding Business Day.

Payment of the principal of and any interest on this Note will be made at the Corporate Trust Office of the Trustee or such other Office or Agency of the Company as may be designated for such purpose, in such coin or currency of the United States as at the time of payment is legal tender for payment of public and private debts and in immediately available funds; provided, however, that at the option of the Company, payment of interest may be paid by wire transfer in immediately available funds if the Holder has provided to the Company and the Trustee wire instructions at least five Business Days prior to the applicable payment date or by check mailed to the address of such Holder as it appears on the books of the Securities Registrar if such Holder has not provided wire instructions.

The Notes shall not be redeemable at the option of any Holder thereof, whether upon the occurrence of any particular circumstances or otherwise. The Notes will be redeemable, as a whole or in part, at the option of the Company, at any time or from time to time, at a Redemption Price equal to the greater of (a) 100% of the principal amount of the Notes to be redeemed and (b) the sum of the present values of the Remaining Scheduled Payments on such Notes discounted to the Redemption Date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of the applicable Treasury Rate plus 15 basis points. Accrued and unpaid interest will be paid to the Redemption Date.

In the event that the Company chooses to redeem less than all of the Notes, selection of the Notes for redemption will be made by the Trustee not more than 60 days prior to the Redemption Date by the Trustee on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

No Notes of a principal amount of $2,000 or less shall be redeemed in part. Notice of redemption will be mailed by electronic transmission or first-class mail at least 30 but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at its registered address. On and after the Redemption Date, interest will cease to accrue on the Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable Redemption Price.

“Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a Maturity comparable to the remaining term of the Notes to be redeemed, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable Maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date, the Reference Treasury Dealer Quotations for that Redemption Date.

“Reference Treasury Dealer” means Banc of America Securities LLC and Goldman, Sachs & Co. and any successor firm; provided that, if any of Banc of America Securities LLC or Goldman, Sachs & Co. ceases to be a primary U.S. Government securities dealer, the Company will substitute another nationally recognized investment banking firm that is a primary U.S. Government securities dealer.

“Reference Treasury Dealer Quotations” means, with respect to the Reference Treasury Dealer and any Redemption Date, the average, as determined by an independent investment bank appointed by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by the Reference Treasury Dealer at 3:30 p.m., New York City time, on the third Business Day preceding that Redemption Date.

“Remaining Scheduled Payments” means the remaining scheduled payments of principal of and interest on the Notes that would be due after the related Redemption Date but for that redemption. If that Redemption Date is not an Interest Payment Date, the amount of the next succeeding scheduled interest payment on the Notes will be reduced by the amount of interest accrued on the Notes to such Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date for the Notes, the rate per annum equal to the semiannual equivalent yield to Maturity (computed as of the third Business Day immediately preceding that Redemption Date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that Redemption Date.

The Indebtedness evidenced by this Note is, to the extent provided in the Indenture, senior and unsecured and will rank equal in right of payment to all other existing and future senior unsecured obligations of the Company.

The Notes are initially limited to $650,000,000 aggregate principal amount. The Company may, without notice to or consent of the Holders or beneficial owners of the Notes, issue additional Notes having the same ranking, interest rate, Maturity and the same terms as to status, redemption or otherwise, as the Notes, provided that any such additional Notes shall be fungible with the original Notes for U.S. federal income tax purposes. Any such additional Notes issued will be considered part of the same series of Securities under the Indenture as the Notes.

The Notes are not entitled to the benefit of any sinking fund.

The Indenture imposes certain limitations on the ability of the Company to, among other things, merge or consolidate with any other Person, and requires that the Company comply with certain further covenants, all of which are applicable to this Note. All such covenants and limitations are subject to a number of important qualifications and exceptions. The Indenture requires the Company, within 120 days after the end of the Company’s fiscal year, to furnish to the Trustee a statement as to compliance with the Indenture.

The Indenture contains provisions for the defeasance at any time of (a) the entire Indebtedness of the Company on this Note and (b) certain restrictive covenants and the related defaults and Events of Default, upon compliance by the Company with certain conditions set forth therein, which provisions apply to this Note. Under the Indenture, Events of Default include (i) default in the payment of principal (or premium, if any) or any Additional Amounts with respect to such principal or premium on the Notes when due; (ii) default in the payment of any interest or any Additional Amounts with respect to such interest on the Notes when due, continued for 30 days; (iii) failure to perform any other covenant or warranty of the Company contained in the Indenture or the Notes continued for 90 days after written notice from the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding; (iv) certain events of bankruptcy, insolvency or reorganization of the Company; or (v) an event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness of the Company or any Subsidiary for borrowed money with a principal amount in excess of $100,000,000 (other than nonrecourse obligations), whether such Indebtedness now exists or shall hereafter be created, occurs and results in an amount of such Indebtedness in excess of $100,000,000 becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such acceleration shall not be rescinded or annulled, or such Indebtedness shall not have been discharged, within a period of 30 days after there shall have been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Notes then outstanding (including additional Notes, if any), a written notice specifying such event of default and requiring the Company to cause such acceleration to be rescinded or annulled or to cause such Indebtedness to be discharged and stating that such notice is a “Notice of Default” under Section 603 of the Base Indenture; provided, however, that if any event of default or acceleration referred to in this subsection (v) shall cease or be cured, waived, rescinded or annulled, then the Event of Default by reason thereof shall be deemed not to have occurred.

If an Event of Default with respect to this Note shall occur and be continuing, the principal hereof may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture contains provisions permitting, with certain exceptions therein provided, the Company and the Trustee, with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes to execute supplemental indentures for the purpose of, among other things, adding any provisions to or changing or eliminating any of the provisions of the Indenture or of any supplemental indenture or of modifying the rights of the Holders of the Notes.

The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the outstanding Notes, on behalf of all of the Holders of all Notes, to waive any past default with respect to the Notes and its consequences, except a default in the payment of the principal of, any premium or interest on, or any Additional Amounts with respect to the Notes, or in respect of a covenant or other provision which, under the terms of the Indenture, cannot be modified or amended without the consent of the Holder of each outstanding Note. Any such consent or waiver by the registered Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued in exchange for or in place hereof

(whether by registration of transfer or otherwise), irrespective of whether or not any notation of such consent or waiver is made upon this Note.

No recourse under or upon any obligation, covenant or agreement contained in the Indenture or in this Note, or for any claim based thereon or otherwise in respect thereof, shall be had against any incorporator, shareholder, officer or director, as such, past, present or future, of the Company, either directly or through the Company, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that the Indenture and the obligations issued thereunder are solely corporate obligations, and that no such personal liability whatsoever shall attach to, or is or shall be incurred by, the incorporators, shareholders, officers or directors, as such, of the Company, or any of them, because of the creation of the Indebtedness thereby authorized, or under or by reason of the obligations, covenants or agreements contained in the Indenture or in this Note or implied therefrom; and that any and all such personal liability of every name and nature, either at common law or in equity or by constitution or statute, of, and any and all such rights and claims against, every such incorporator, shareholder, officer or director, as such, because of the creation of the Indebtedness authorized, or under or by reason of the obligations, covenants or agreements contained in the Indenture or in this Note or implied therefrom, are expressly waived and released as a condition of, and as a consideration for, the execution of the Indenture and the issuance of this Note.

If any provision of the First Supplemental Indenture, including any definitions contained therein, is inconsistent with any other provision or definition contained in the Base Indenture, the provisions of the First Supplemental Indenture shall be controlling for the purposes of this Note.

No reference herein to the Indenture and no provision of this Note or the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the amount of principal of and interest on this Note herein provided, and at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at any Office or Agency, duly endorsed, signature guaranteed or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof, signature guaranteed, or his attorney duly authorized in writing, and thereupon a new Note of this series for the same aggregate principal amount will be issued to the designated transferee or transferees. The Trustee initially shall be the Security Registrar and the Paying Agent for the Notes.

No service charge shall be made for any such registration of transfer, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses (including fees and expenses of the Trustee) payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and none of the Company, the Trustee or any such agent shall be affected by notice to the contrary.

Except as otherwise provided in or pursuant to the Indenture, this global Note shall be exchangeable for definitive Notes only if (i) the Depositary is at any time unwilling, unable or ineligible to continue as Depositary and a successor depositary is not appointed by the Company within 90 days of the date the Company is so informed in writing, (ii) the Depositary ceases to be a clearing agency registered under the Exchange Act of 1934, (iii) the Company executes and delivers to the Trustee a Company Order to the effect that this global Note shall be so exchangeable or (iv) an Event of Default has occurred and is continuing with respect to the Notes. The Holder hereof shall surrender this global Note to the Trustee for cancellation in accordance with Section 309 of the Base Indenture, whereupon the Company will execute and deliver to the Trustee Notes of this series in definitive registered form, containing identical terms and in an aggregate principal amount equal to the principal amount of this global Note at the time outstanding in exchange for this global Note.

This Note shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in said state.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.